Lakeland Industries, Inc. Reports Fiscal 2013 First Quarter

Financial Results

RONKONKOMA, NY – June 14, 2012 — Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced financial results for its first quarter of fiscal year 2013 ended April 30, 2012. For all periods, the financial results have been restated to reflect the Company’s India glove manufacturing subsidiary as a discontinued operation.

Financial Results Highlights and Recent Company Developments

▪	International revenues from continuing operations as a percentage of consolidated sales increased to 59.2% in Q1FY13 from 42.5% in Q1FY12 and 52.5% in Q4FY12
▪	Consolidated revenues lower due to elimination of sales of DuPont products
▪	International sales of $14.2 million in Q1FY13 increased by 30.3% from $10.9 million in Q1FY12 and 34.0% from $10.6 million in Q4FY12
▪	Significant purchase orders from large bid activity in Brazil received; backlog of signed purchase orders in Brazil totaled over USD$4.6 million at end of first quarter
▪	Arbitration Award in Brazil against the Company for $10 million increased reported net loss
▪	Cash balance of $4.7 million and bank debt of $13.1 million in the U.S. (including term loans), as amended, plus bank debt of $2.6 million in Brazil and $1.5 million in Canada
▪	Bank debt reduced by $1.7 million net of new term loans from the beginning of the fiscal year
▪	Total inventory at April 30, 2012 was reduced by approximately $3.3 million from the beginning of the fiscal year
▪	Due to management’s turnaround efforts, achieved modest positive operating profit in Q1FY13 following an operating loss from continuing operations of ($1.4) million for Q4 FY12.

First Quarter Fiscal Year 2013 Financial Results

Net Sales. Net sales from continuing operations decreased $1.6 million, or 6.2%, to $24.0 million for the three months ended April 30, 2012, from $25.6 million for the three months ended April 30, 2011. The net decrease was due to a $5.0 million decrease in domestic sales, partially offset by an increase of $3.4 million in foreign sales. US domestic sales of disposables decreased by $4.8 million as a result of the DuPont license termination, while domestic glove sales increased by $0.3 million.

Domestic sales in China and to the Asia Pacific Rim remain strong and increased by over 45% in the first quarter of fiscal 2013 as compared with the prior year. UK sales increased by $0.5 million, or 28%. Chile and Argentina combined sales increased by 86%. Sales in Brazil grew by $1.1 million, an increase of 28%. In Q4 FY12, the Company received a record level of large bid purchase orders for delivery in fiscal 2013, resulting in a marked anticipated rebound for total Brazil sales expected in fiscal 2013. Due to the timing of shipments and related revenue recognition, sales in the fiscal 2013 first quarter reflect only a portion of the total order backlog.

Gross Profit. Gross profit from continuing operations decreased $0.9 million, or 11.5%, to $7.3 million for the three months ended April 30, 2012, from $8.3 million for the three months ended April 30, 2011. Gross profit as a percentage of net sales decreased to 30.5% for the three months ended April 30, 2012, from 32.3% for the three months ended April 30, 2011. Major factors driving the changes in gross margins were:

•	Wovens gross margin decreased by 27 percentage points in FY13 compared with FY12. This decrease was mainly due to inventory write-downs resulting from the closing of the Missouri plant, disruptions, inefficiencies and a shortage following the move
•	Brazil gross margin was 44.1% for this year compared with 39.3% last year resulting from higher volume from large bid orders and the reinstatement of an incentive from the Bahia state government.
•	Reflective margins were lower than the prior year mainly due to higher volume in the prior year largely resulting from a contract with a large utility.
•	Changes in the mix of foreign vs. domestic. Foreign sales tend to have much higher margins than U.S. sales.
•	Lower margins in chemical sales reflecting different sales mix.

Operating Expenses. Operating expenses from continuing operations increased $0.6 million, or 9.0%, to $7.3 million for the three months ended April 30, 2012, from $6.7 million for the three months ended April 30, 2011. As a percentage of sales, operating expenses increased to 30.4% for the three months ended April 30, 2012, from 26.1% for the three months ended April 30, 2011. The $0.6 million increase in operating expenses in the three months ended April 30, 2012, as compared to the three months ended April 30, 2011, was comprised of:

$0.5	million increase in sales commission mainly resulting from large bid contracts in Brazil
$0.3	million increase in sales salaries, sales travel and trade shows resulting from staff additions in the US as part of the Company’s new domestic sales and marketing strategy
$(0.1)	million decrease in medical benefits resulting from better experience in the Company’s self-insured plan
$(0.1)	million decrease in administration payroll salaries resulting from staff reductions

Operating Profit. Operating profit from continuing operations decreased $1.6 million for the three months ended April 30, 2012, from $1.6 million for the three months ended April 30, 2011. Operating margins were breakeven for the three months ended April 30, 2012, compared to 6.2% for the three months ended April 30, 2011. The profitability of the more developed foreign operating businesses was offset by operating losses from the U.S. business as it restructures and implements a new sales and marketing strategy.

Interest Expenses. Interest expenses from continuing operations increased by $0.1 million for the three months ended April 30, 2012, as compared to the three months ended April 30, 2011, due to higher borrowing levels outstanding, and by higher rates prevailing in Brazil. Higher borrowing levels generally relate to the purchase of raw materials and carrying of inventory throughout the Company’s expanded global footprint. In Brazil, the raw material and product inventory being carried is unusually high due to the ongoing fulfillment of large bid orders to be delivered in subsequent quarters of fiscal 2013. The Company’s total inventory at April 30, 2012 was reduced by approximately $3.3 million from the beginning of the fiscal year.

Income Tax Expense. Income tax expenses from continuing operations consist of federal, state and foreign income taxes. Income tax benefits increased $0.7 million to $0.3 million for the three months ended April 30, 2012, from an expense of $0.4 million for the three months ended April 30, 2011. The Company’s effective tax rates were (3.3%) for Q1FY13 and 23.2% for Q1FY12. The effective tax rate for Q1FY12 was due to goodwill write-offs in Brazil and tax benefits from India resulting from “check the box” in the US. For Q1FY13, the effective tax rate varied from the 34% federal statutory rate primarily due to the $10,000,000 Arbitral Award (against the Company) in Brazil with no tax benefit, and goodwill write-offs in Brazil and tax benefits from US losses at a rate higher than the tax rates on other profits, mainly in China.

Net Income (Loss). Net income from continuing operations decreased $11.5 million to a loss of $(10.1) million for the three months ended April 30, 2012, from a profit of $1.3 million for the three months ended April 30, 2011. The decrease in net income primarily resulted from the $10,000,000 Arbitral Award in Brazil and loss in volume in the US resulting from the DuPont termination.

Earnings (loss) per share (EPS) from continuing operations on a fully diluted basis for the first quarter ended April 30, 2012 was $(1.94) as compared to EPS of $0.25 for the 2012 fiscal first quarter. The weighted average shares used in calculating fully diluted EPS was 5,225,478 for the first quarter of fiscal 2013 and 5,334,165 for the same period of fiscal 2012.

At April 30, 2012, the Company had a cash balance of $4.7 million and long term debt consisting primarily of bank debt of $13.1 million in the U.S. (including term loans) plus bank debt of $2.6 million in Brazil and $1.5 million in Canada. As a result of the Arbitration Award issued against the Company in May 2012 (see Note 14), and other issues, one or more events of default have occurred under the TD Bank revolving credit facility and term loan facility including an event of default for failure to comply with the minimum EBITDA covenant, which would allow TD Bank, at its option, to accelerate the loan. As such this debt has been reclassified as a current liability. While TD Bank has not waived the events of default, we are in discussions with TD Bank about resolution of these matters, and we continue to otherwise operate within the terms of the credit agreement while we work out a resolution. However, no assurances can be given that we will be able to work out a satisfactory arrangement with TD Bank. The Company has engaged Raymond James & Associates, Inc. to assist the Board of Directors in its evaluation of a broad range of financial and strategic alternatives for the Company.

Management’s Comments

Commenting on the financial results and recent developments, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “We reported yet another quarter of record top line performance for our international sales operations. This performance is driven by large bid orders received in Brazil and continued improvement in our other high growth markets in Latin America and Asia. International revenues from continuing operations as a percentage of consolidated sales increased to 59.2% in the first quarter of fiscal 2013, the highest level in the Company’s history. This percentage grew from 52.5% in the fourth quarter of fiscal year 2012 and 42.5% in the first quarter of the prior year.

“Total international sales in the first quarter were a record $14.2 million, an increase of over 30% from $10.9 million in the same period of the prior year and 34% higher than the fourth quarter of last year. In Brazil, first quarter sales increased by 28% from the prior year, although this reflected only a portion of the shipments we had planned to make. As previously disclosed, the Company received large bid purchase orders for delivery in fiscal 2013, resulting in a marked anticipated rebound for total Brazil sales expected in fiscal 2013. Due to the timing of shipments and related revenue recognition, sales in the fiscal 2013 first quarter reflect only a portion of the total order backlog. Although on a smaller scale, our operations in other Latin American markets are experiencing significant growth. And China continues to deliver impressive double digit increases in revenue from sales throughout the region.

“Amid all of the progress we are making internationally, our performance improvements are being marred by the Brazil Arbitration Award which was ruled against Lakeland Industries. We have accrued $10,000,000 or a reduction of $1.91 per share in the first quarter for the judgment, although we are aggressively attempting to have the award set aside. As a result of this ruling, we are in default on our long term debt and also in default of the minimum EBITDA covenant related to our primary bank debt facility. We strongly believe that the arbitration decision is inconsistent with the underlying facts, and we continue to work with counsel to determine and evaluate our options. We believe that we have available resources, together with additional outside funding through debt or equity financings or asset sales, which will enable us to satisfy any potential award adverse to the Company and continue operations on a viable basis.

“To strengthen the Company’s financial position, particularly in light of the Brazil Arbitration Award ruled against us, we have reduced our inventories by $3.4 million and paid down our bank debt by $1.7 million net, since the beginning of the fiscal year. These actions complement other previously announced initiatives, which include improvements to the Company’s cost structure, reductions in overhead, and investments in sales and marketing to accelerate our top line growth both domestically and abroad.

“Now that we have removed our dependence on DuPont, we are in the process of effectuating a turnaround for our domestic operations, which will not be complete until we have regained our presence in the U.S. The turnaround in the U.S. along with continued growth internationally will put us in a position to accelerate earnings and cash flow based on the leverage in our business model. Due to the timing of certain large shipments in Brazil and related revenue recognition, some of the benefits to our consolidated financial performance that we had anticipated would impact our first quarter results will go into the second quarter. In summary, we remain very optimistic for the progress and potential of our international operations and at the same time are taking action to maximize our overall profitability and financial strength.”

Financial Results Conference Call

Lakeland will host a conference call at 4:30 PM eastern today to discuss the Company’s first quarter fiscal year 2013 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Gary Pokrassa, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 800-860-2442 (Domestic), 412-858-4600 (International), or 866-605-3852 (Canada), ask for Lakeland Industries.

For a replay of this call, dial 877-344-7529 (Domestic) or 412-317-0088 (International), Conference Number: 10015166.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow
Gary Pokrassa, GAPokrassa@lakeland.com	jdarrow@darrowir.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

(tables to follow)

Lakeland Industries, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	April 30,2012	January, 31 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,695	$5,711
Accounts receivable, net	16,188	12,576
Inventories, net	42,318	45,668
Deferred income taxes	4,323	3,988
Assets of discontinued operation in India	2,004	1,999
Prepaid income and VAT tax	2,126	1,773
Other current assets	2,047	1,993
Total current assets	73,701	73,708
Property and equipment, net	13,824	13,915
Prepaid VAT and other taxes, noncurrent	2,480	2,791
Security deposits	1,471	1,331
Intangibles	4,227	4,527
Goodwill	5,794	6,133
Total assets	$101,497	$102,405
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,002	$4,600
Accrued compensation and benefits	1,898	1,305
Other accrued expenses	1,580	1,585
Arbitration Award in Brazil	10,000	—
Liabilities of discontinued operation in India	43	65
Current maturity of long-term debt and short-term borrowing	8,593	1,898
Borrowings under revolving credit facility	6,742	—
Total current liabilities	$34,858	$9,453
Borrowings under revolving credit facility	—	11,458
Other long-term debt	1,850	4,815
Other liabilities-accrued legal fees in Brazil	90	99
VAT taxes payable long-term	3,313	3,313
Total liabilities	40,111	29,138
Commitments and Contingencies
Stockholders’ equity
Preferred stock, $.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $.01 par; authorized 10,000,000 shares, issued, 5,581,919; outstanding, 5,225,478 at January 31, 2012 and April 30, 2012	56	56
Treasury stock, at cost, 356,441 shares at April 30, 2012 and at January 31, 2012	(3,352)	(3,352)
Additional paid-in capital	50,904	50,772
Retained earnings	15,695	25,816
Accumulated other comprehensive gain (loss)	(1,916)	(25)
Total stockholders' equity	61,386	73,267
Total liabilities and stockholders' equity	$101,497	$102,405

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarter Ended April 30, 2012 and 2011

(In thousands except share data)

(unaudited)

	THREE MONTHS ENDED
	April 30,
	2012	2011

Net sales from continuing operations	$23,981	$25,585
Cost of goods sold from continuing operations	16,669	17,323
Gross profit from continuing operations	7,311	8,262
Operating expenses from continuing operations	7,286	6,686
Operating profit from continuing operations	25	1,576
Foreign Exchange charge gain (loss) Brazil	(316)	221
Arbitration judgment in Brazil	(10,000)	—
Other income, net	59	49
Interest expense	(236)	(118)
(Loss) income from continuing operations before income taxes	(10,468)	1,728
Provision (benefit) for income taxes	(346)	408
(Loss) income from continuing operations	(10,121)	1,321
Discontinued operations:
Loss from operations of discontinued India glove manufacturing facility	—	(246)
Income tax benefit	—	(88)
Loss on discontinued operations	—	(157)
Net income (loss)	$(10,121)	$1,163
Earnings (loss) per share - Basic
(Loss) income from continuing operations	$(1.94)	$0.25
Discontinued operations	—	$(0.03)
Net income (loss)	$(1.94)	$0.22
Earnings (loss) per share - Diluted
(Loss) income from continuing operations	$(1.94)	$0.25
Discontinued operations	—	$(0.03)
(Loss) net income	$(1.94)	$0.22
Weighted average common shares outstanding:
Basic	5,225,478	5,222,639
Diluted	5,225,478	5,334,165